Exhibit 99.1

21700 Barton Road P.O. Box 150 Colton, California 92324	Contact: Phil Smith Stater Bros. Holdings Inc. (909) 783-5287

P R E S S   R E L E A S E
For Immediate Release
Tuesday, August 31, 2004

STATER BROS. HOLDINGS INC. ANNOUNCES
COMMENCEMENT OF EXCHANGE OFFER

COLTON, California, August 31— Stater Bros. Holdings Inc. (“Stater Bros.”) announced that on August 30, 2004, it commenced an offer to exchange (the “exchange offer”) an aggregate principal amount of up to $525,000,000 newly issued 8 1/8% Senior Notes due 2012 (the “New 8 1/8% Senior Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its issued and outstanding privately placed 8 1/8% Senior Notes due 2012, and an aggregate principal amount of up to $175,000,000 newly issued Floating Rate Senior Notes due 2010 (the “New Floating Rate Senior Notes”, and, together with the New 8 1/8% Senior Notes, the “New Notes”), which have been registered under the Securities Act, for a like principal amount of its issued and outstanding privately placed Floating Rate Senior Notes due 2010. The New Notes will be guaranteed on a senior basis by Stater Bros. Markets and Stater Bros. Development, Inc., the wholly-owned subsidiaries of Stater Bros., and Santee Dairies, Inc., an indirect subsidiary of Stater Bros.

The exchange offer will expire on Tuesday, September 28, 2004, at 5:00 p.m., New York City time, unless the exchange offer is extended by Stater Bros. The exchange offer is made only pursuant to Stater Bros.’ prospectus dated August 30, 2004 (the “prospectus”), which has been filed with the Securities and Exchange Commission on Form S-4. The terms of the New Notes are set forth in the prospectus. This announcement does not constitute an offer to sell or buy any security; such offers shall only be made by means of a prospectus.

The Bank of New York has been appointed as the exchange agent for the exchange offer. Requests for assistance or documents should be directed to David A. Mauer of The Bank of New York at (212) 815-2548.

Company Information

     Stater Bros. Holdings Inc., located in Colton, California, is a leading supermarket chain in Southern California and operates 159 supermarkets under the name of Stater Bros. Markets, its wholly owned subsidiary (“Markets”). Markets also owns and operates Santee Dairies. Stater Bros. has grown primarily by constructing supermarkets in its primary trading areas, as well as through the enlargement of existing supermarkets and through a strategic acquisition in August 1999 of 43 supermarkets in Southern California. Stater Bros.’ supermarkets offer its customers a high level of customer service and broad selections of grocery, meat, produce and general merchandise. All of the Stater Bros.’ supermarkets have expanded selections of produce and full service meat departments. Nearly all of the supermarkets have hot service delicatessens and many have bakery departments and fresh seafood counters. Stater Bros. utilizes centralized warehouse and distribution facilities that provide its supermarkets with approximately 77% of the volume of the merchandise they offer for sale.

STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FOR 68 YEARS

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